STATE of DELAWARE CERTIFICATE of TRUST

This Certificate of Trust (this "Certificate"), executed by the undersigned Trustee, is filed in accordance with the provisions of the Treatment of Delaware Statutory Trusts (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the "Act") and sets forth the following:

1.	The name of the trust is: Beacon Pointe Multi-Alternative Opportunities Fund (the "Trust").

2.	The address of its registered office in the State of Delaware is:

Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801.

The name of its registered agent at such address is: The Corporation Trust Company.

3.	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Notice is hereby given that the Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.	This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of Beacon Pointe Multi-Alternative Opportunities Fund, has executed this Certificate on this 6th day of November, 2023.

/s/Terrence O. Davis

Terrence O. Davis

Sole Trustee